CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-FUTUR MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

July 14th, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-FUTUR Series (the “VV-FUTUR Series”) and the creation of the VV-FUTUR Interests (the “VV-FUTUR Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in July 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-FUTUR Series and the creation of the VV-FUTUR Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-FUTUR Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-FUTUR Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-FUTUR Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-FUTUR Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-FUTUR Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-FUTUR Interests

AUTHORIZED SHARES:	Minimum: 1,600 / Maximum: 1,920 Interests

SERIES ASSETS:

Wine	Vintage	Quantity
Château Angélus	2020	12x750ml
Château Cheval Blanc	2020	12x750ml
Château Clinet	2020	12x750ml
Château Cos d'Estournel	2020	36x750ml
Château Figeac	2020	12x750ml
Château Haut-Brion	2020	24x750ml
Château Haut-Baully	2020	24x750ml
Château La Conseillante	2020	12x750ml
Château La Mission Haut-Brion	2020	12x750ml
Château Lafite Rothschild	2020	12x750ml
Château La Fleur-Petrus	2020	12x750ml
Château Le Gay	2020	24x750ml
Mouton Rothschild Le Petit Mouton	2020	12x750ml
Château Lynch-Bages	2020	36x750ml

Château Margaux	2020	12x750ml
Château Smith Haut Lafitte	2020	12x750ml
Château Mouton-Rothschild	2020	6x750ml
Château Palmer	2020	12x750ml
Château Pape Clément	2020	24x750ml
Château Pavie	2020	24x750ml
Château Pichon Lalande	2020	36x750ml
Château Pontet-Canet	2020	36x750ml
Château Troplong-Mondot	2020	36x750ml

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-FUTUR to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King
TITLE:	Managing Member